BIMINI CAPITAL MANAGEMENT ANNOUNCES SECOND QUARTER 2021 RESULTS

VERO BEACH, Fla., (August 12, 2021) – Bimini Capital Management, Inc. (OTCQB: BMNM), (“Bimini Capital,” “Bimini,” or the “Company”), today announced results of operations for the three-month period ended June 30, 2021.

Second Quarter 2021 Highlights

•         Net loss of $0.9 million, or $0.08 per common share

•         Book value per share of $3.00

•         Company to discuss results on Friday, August 13, 2021, at 10:00 AM ET

Management Commentary

Commenting on the second quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, “The economy continued its strong recovery from the COVID-19 pandemic during the second quarter of 2021.  New COVID-19 cases, hospitalizations and deaths from the virus decreased dramatically, allowing the economy to reopen and substantial pent-up demand on the part of consumers to be unleashed.  Additional fiscal policy steps taken by the Biden administration added to the surge in economic activity. Gross domestic product, or GDP, expanded at a 6.5% annualized rate during the second quarter of 2021.  The consumer price index, or CPI, accelerated by 5.4% on a year over year basis in June and again in July.  The lone disappointment over the second quarter was job growth, although the last two reports, covering June and July, have shown a material acceleration.  As we enter the third quarter of 2021 job growth has accelerated, but the rapid emergence of the delta variant of COVID-19 during July may negatively impact job growth.

“As economic activity and inflation accelerated during the second quarter of 2021, market participants anticipated interest rates would continue to rise as they had done during the first quarter of the year.  However, interest rates did not continue to rise in the second quarter of 2021, and in fact declined. As both Orchid Island Capital, Inc. (“Orchid”) and Royal Palm were positioned defensively as we entered the second quarter, the decline in rates and underperformance of MBS assets versus hedge instruments led to sub-par performance for both portfolios. Orchid recorded a GAAP loss of $0.17 per share or $16.9 million.  However, Orchid had another strong quarter growing its shareholders’ equity after raising net proceeds of approximately $124.7 million through its “at the market” program.  The net effect of the new shares issued, the net loss and dividends paid resulted in Orchid’s shareholders’ equity increasing $87.6 million, or 19% for during the second quarter.  Year to date Orchid has increased its shareholders’ equity by approximately $138.5 million, or 33%.  As a result, Bimini Advisor’s advisory services revenue increased 8% over the first quarter and, as the increased capital base at Orchid was not in place for the entire quarter, the run rate entering the third quarter is higher still.  Dividend income on our shares of Orchid common stock was flat with the first quarter of 2021 but increased by 30% over the second quarter of 2020, driven by the 71% increase in the number of shares we own as a result of purchases that occurred during the second and third quarters of 2020.

“The Agency RMBS portfolio at Royal Palm Capital decreased by 5% during the second quarter of 2021, the net effect of structured security asset purchases of $0.8 million offset by $0.5 million in mark to market losses and $4.1 million of pay-downs and return of investment during the quarter.  Prepayment activity remained elevated during the quarter, although it has moderated as we move through the third quarter, in spite of lower interest rates available to borrowers.  The reason speeds have remained elevated is the securities owned by Royal Palm are

BMNM Announces Second Quarter 2021 Results

August 12, 2021

predominantly higher coupon and more seasoned, and while rates are still higher than levels seen in 2020, the loans underlying theses securities are still in the money and the economic incentive to refinance is still present.  This lack of any meaningful sign of slower speeds, or burnout, in our higher coupon securities led to spread widening.  As a result, for the second quarter of 2021, we recorded the mark to market loss mentioned above of $0.5 million on our RMBS holdings. The decline in book value that occurred at Orchid during the first quarter led to a $0.82 decline in the price of our Orchid shares, or $2.1 million, offsetting the $2.0 million gain recorded in the first quarter.  Finally, operating expenses declined modestly by 2% for the second quarter versus the first quarter of 2021 and increased 2% versus the second quarter of 2020.

“Looking ahead the economy is clearly on a path to recovery, assuming the delta variant of the virus does not intercede.  The Federal Reserve Open Market Committee appears focused on job growth and sees this as the key driver in achieving their “substantial further progress” in the recovery needed before adjusting monetary policy.  The first two non-farm payroll reports released during the third quarter suggest this may be at hand, but as stated above, this assumes the rapid emergence of the delta variant in July does not derail momentum.  If it does not, it appears the first step in Fed’s monetary policy shift away from accommodation – tapering of their monthly asset purchases – cannot be far off. If this does occur, we would expect interest rates to start to gradually rise and prepayment activity to abate, both of which would be welcome developments for both Orchid Island and Bimini.”

Details of Second Quarter 2021 Results of Operations

The Company reported net loss of $0.9 million for the three-month period ended June 30, 2021.   As Orchid Island Capital, Inc. (“Orchid”) was able to grow its capital base during the first half of 2021, advisory service revenues increased 35% compared to the second quarter of 2020.  We recorded interest and dividend income of $1.1 million and interest expense on long-term debt of $0.3 million. We recorded a $2.1 million mark to market loss on our shares of Orchid common stock and a mark to market loss of $0.5 million on our MBS portfolio. The results for the quarter also included operating expenses of $1.7 million and an income tax benefit of $0.3 million.

Management of Orchid Island Capital, Inc.

Orchid is managed and advised by Bimini.  As Manager, Bimini is responsible for administering Orchid’s business activities and day-to-day operations.  Pursuant to the terms of the management agreement, Bimini Advisors provides Orchid with its management team, including its officers, along with appropriate support personnel.

Bimini also maintains a common stock investment in Orchid which is accounted for under the fair value option, with changes in fair value recorded in the statement of operations for the current period.  For the three months ended June 30, 2021, Bimini’s statement of operations included a fair value adjustment of $(2.1) million and dividends of $0.5 million from its investment in Orchid’s common stock.  Also during the three months ended June 30, 2021, Bimini recorded $2.2 million in advisory services revenue for managing Orchid’s portfolio consisting of $1.8 million of management fees and $0.4 million in overhead reimbursement.

Book Value Per Share

BMNM Announces Second Quarter 2021 Results

August 12, 2021

The Company's Book Value Per Share at June 30, 2021 was $3.00.  The Company computes Book Value Per Share by dividing total stockholders' equity by the total number of shares outstanding of the Company's Class A Common Stock. At June 30, 2021, the Company's stockholders’ equity was $34.9 million, with 11,608,555 Class A Common shares outstanding.

In July 2021, the Company completed a “modified Dutch auction” tender offer and paid an aggregate of $1.5 million, excluding fees and related expenses, to repurchase 812,879 shares of Bimini Capital’s Class A common stock at a price of $1.85 per share. The financial statement impact of the completion of this tender offer will be reported in our September 30, 2021 quarterly results.

Capital Allocation and Return on Invested Capital

The Company allocates capital between two MBS sub-portfolios, the pass-through MBS portfolio (“PT MBS”) and the structured MBS portfolio, consisting of interest only (“IO”) and inverse interest-only (“IIO”) securities.  The table below details the changes to the respective sub-portfolios during the quarter.

Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market Value - March 31, 2021	$72,504,010	$328,996	$22,826	$351,822	$72,855,832
Securities purchased	-	771,875	-	771,875	771,875
Return of investment	n/a	(69,698)	(1,230)	(70,928)	(70,928)
Pay-downs	(4,057,548)	n/a	n/a	n/a	(4,057,548)
Premium lost due to pay-downs	(452,124)	n/a	n/a	n/a	(452,124)
Mark to market gains (losses)	(83,943)	31,670	(1,204)	30,466	(53,477)
Market Value - June 30, 2021	$67,910,395	$1,062,843	$20,392	$1,083,235	$68,993,630

The tables below present the allocation of capital between the respective portfolios at June 30, 2021 and March 31, 2021, and the return on invested capital for each sub-portfolio for the three-month period ended June 30, 2021. Capital allocation is defined as the sum of the market value of securities held, less associated repurchase agreement borrowings, plus cash and cash equivalents and restricted cash associated with repurchase agreements. Capital allocated to non-portfolio assets is not included in the calculation.

The returns on invested capital in the PT MBS and structured MBS portfolios were approximately 0.1% and 8.6%, respectively, for the second quarter of 2021.  The combined portfolio generated a return on invested capital of approximately 0.4%.

Capital Allocation
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
June 30, 2021
Market value	$67,910,395	$1,062,843	$20,392	$1,083,235	$68,993,630
Cash equivalents and restricted cash(1)	13,167,488	-	-	-	13,167,488
Repurchase agreement obligations	(71,345,999)	-	-	-	(71,345,999)
Total(2)	$9,731,884	$1,062,843	$20,392	$1,083,235	$10,815,119
% of Total	90.0%	9.8%	0.2%	10.0%	100.0%
March 31, 2021
Market value	$72,504,010	$328,996	$22,826	$351,822	$72,855,832
Cash equivalents and restricted cash(1)	10,010,247	-	-	-	10,010,247
Repurchase agreement obligations	(73,135,999)	-	-	-	(73,135,999)
Total(2)	$9,378,258	$328,996	$22,826	$351,822	$9,730,080
% of Total	96.4%	3.4%	0.2%	3.6%	100.0%

 BMNM Announces Second Quarter 2021 Results

August 12, 2021

(1)      Amount excludes restricted cash of $425 and $655 at June 30, 2021 and March 31, 2021, respectively, related to trust preferred debt funding hedges.

(2)      Invested capital includes the value of the MBS portfolio and cash equivalents and restricted cash, reduced by repurchase agreement borrowings.

Returns for the Quarter Ended June 30, 2021
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Interest income (net of repo cost)	$547,307	$(2,830)	$2,634	$(196)	$547,111
Realized and unrealized gains (losses)	(536,067)	31,670	(1,204)	30,466	(505,601)
Total Return	$11,240	$28,840	$1,430	$30,270	$41,510
Beginning capital allocation	$9,378,258	$328,996	$22,826	$351,822	$9,730,080
Return on invested capital for the quarter(1)	0.1%	8.8%	6.3%	8.6%	0.4%

(1)      Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.

Prepayments

For the second quarter of 2021, the Company received approximately $4.1 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 21.9% for the second quarter of 2021.  Prepayment rates on the two MBS sub-portfolios were as follows (in CPR):

	PT	Structured
	MBS Sub-	MBS Sub-	Total
Three Months Ended	Portfolio	Portfolio	Portfolio
June 30, 2021	21.0	31.3	21.9
March 31, 2021	18.5	16.4	18.3
December 31, 2020	12.8	24.5	14.4
September 30, 2020	13.0	32.0	15.8
June 30, 2020	12.4	25.0	15.3
March 31, 2020	11.6	18.1	13.7

Portfolio

The following tables summarize the MBS portfolio as of June 30, 2021 and December 31, 2020:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
June 30, 2021
Fixed Rate MBS	$67,910	98.4%	3.62%	333	1-Jan-51
Interest-Only MBS	1,064	1.6%	2.16%	346	1-May-51
Inverse Interest-Only MBS	20	0.0%	5.93%	215	15-May-39
Total MBS Portfolio	$68,994	100.0%	3.33%	333	1-May-51
December 31, 2020
Fixed Rate MBS	$64,902	99.6%	3.89%	333	1-Aug-50
Interest-Only MBS	251	0.4%	3.56%	299	15-Jul-48
Inverse Interest-Only MBS	25	0.0%	5.84%	221	15-May-39
Total MBS Portfolio	$65,178	100.0%	3.89%	333	1-Aug-50

 BMNM Announces Second Quarter 2021 Results

August 12, 2021

($ in thousands)
	June 30, 2021		December 31, 2020
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$45,707	66.2%	$38,946	59.8%
Freddie Mac	23,287	33.8%	26,232	40.2%
Total Portfolio	$68,994	100.0%	$65,178	100.0%

	June 30, 2021	December 31, 2020
Weighted Average Pass Through Purchase Price	$108.84	$109.51
Weighted Average Structured Purchase Price	$4.48	$4.28
Weighted Average Pass Through Current Price	$109.40	$112.67
Weighted Average Structured Current Price	$6.82	$3.20
Effective Duration (1)	3.562	3.309

(1)      Effective duration is the approximate percentage change in price for a 100 basis point change in rates.  An effective duration of 3.562 indicates that an interest rate increase of 1.0% would be expected to cause a 3.562% decrease in the value of the MBS in the Company’s investment portfolio at June 30, 2021.  An effective duration of 3.309 indicates that an interest rate increase of 1.0% would be expected to cause a 3.309% decrease in the value of the MBS in the Company’s investment portfolio at December 31, 2020. These figures include the structured securities in the portfolio but not the effect of the Company’s hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing and Liquidity

As of June 30, 2021, the Company had outstanding repurchase obligations of approximately $71.3 million with a net weighted average borrowing rate of 0.16%.  These agreements were collateralized by MBS with a fair value, including accrued interest, of approximately $69.2 million and cash of approximately $5.9 million. At June 30, 2021, the Company’s liquidity was approximately $7.3 million, consisting of unpledged MBS and cash and cash equivalents.

We may pledge more of our structured MBS as part of a repurchase agreement funding, but retain cash in lieu of acquiring additional assets.  In this way, we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash.  Below is a list of outstanding borrowings under repurchase obligations at June 30, 2021.

($ in thousands)
Repurchase Agreement Obligations
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances	Total	Rate	at Risk(1)	(in Days)
Mirae Asset Securities (USA) Inc.	$44,190	61.9%	0.18%	$2,297	22
ED&F Man Capital Markets, Inc.	11,537	16.2%	0.12%	598	15
South Street Securities, LLC	6,067	8.5%	0.11%	300	44
Citigroup Global Markets, Inc.	5,701	8.0%	0.13%	265	51
JVB Financial Group, LLC	2,969	4.2%	0.12%	212	19
Mitsubishi UFJ Securities (USA), Inc.	882	1.2%	0.43%	(11)	28
	$71,346	100.0%	0.16%	$3,661	25

 BMNM Announces Second Quarter 2021 Results

August 12, 2021

(1)      Equal to the fair value of securities sold (including accrued interest receivable) and cash posted as collateral, if any, minus the sum of repurchase agreement liabilities, accrued interest payable and securities posted by the counterparty (if any).

Summarized Consolidated Financial Statements

The following is a summarized presentation of the unaudited consolidated balance sheets as of June 30, 2021, and December 31, 2020, and the unaudited consolidated statements of operations for the six and three months ended June 30, 2021 and 2020.  Amounts presented are subject to change.

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited - Amounts Subject To Change)

	June 30, 2021	December 31, 2020
ASSETS
Mortgage-backed securities	$68,993,630	$65,178,231
Cash equivalents and restricted cash	13,167,913	10,911,357
Orchid Island Capital, Inc. common stock, at fair value	13,469,903	13,547,764
Accrued interest receivable	216,050	202,192
Deferred tax assets, net	34,499,829	34,668,467
Other assets	4,324,923	4,192,558
Total Assets	$134,672,248	$128,700,569

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$71,345,999	$65,071,113
Long-term debt	27,449,886	27,612,781
Other liabilities	1,017,870	1,528,826
Total Liabilities	99,813,755	94,212,720
Stockholders' equity	34,858,493	34,487,849
Total Liabilities and Stockholders' Equity	$134,672,248	$128,700,569
Class A Common Shares outstanding	11,608,555	11,608,555
Book value per share	$3.00	$2.97

 BMNM Announces Second Quarter 2021 Results

August 12, 2021

BIMINI CAPITAL MANAGEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - Amounts Subject to Change)

	Six Months Ended June 30,		Three Months Ended June 30,
	2021	2020	2021	2020
Advisory services	$4,211,221	$3,339,680	$2,185,812	$1,615,083
Interest and dividend income	2,201,257	3,316,799	1,084,544	911,996
Interest expense	(570,309)	(1,619,375)	(280,903)	(342,058)
Net revenues	5,842,169	5,037,104	2,989,453	2,185,021
Other (expense) income	(1,821,883)	(11,823,372)	(2,480,283)	4,254,076
Expenses	3,481,004	3,391,046	1,724,421	1,685,088
Net Income (loss) before income tax provision (benefit)	539,282	(10,177,314)	(1,215,251)	4,754,009
Income tax provision (benefit)	168,638	8,687,508	(295,465)	1,285,884
Net income (loss)	$370,644	$(18,864,822)	$(919,786)	$3,468,125

Basic and Diluted Net Income (Loss) Per Share of:
CLASS A COMMON STOCK	$0.03	$(1.62)	$(0.08)	$0.30
CLASS B COMMON STOCK	$0.03	$(1.62)	$(0.08)	$0.30

	Three Months Ended June 30,
Key Balance Sheet Metrics	2021	2020
Average MBS(1)	$70,924,730	$53,629,957
Average repurchase agreements(1)	72,240,999	51,987,199
Average stockholders' equity(1)	35,318,386	19,378,107

Key Performance Metrics
Average yield on MBS(2)	3.26%	3.90%
Average cost of funds(2)	0.17%	0.46%
Average economic cost of funds(3)	4.09%	3.97%
Average interest rate spread(4)	3.09%	3.44%
Average economic interest rate spread(5)	(0.83)%	(0.07)%

(1)      Average MBS, repurchase agreements and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.

(2)      Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/repurchase agreement balances and are annualized for the quarterly periods presented.

(3)      Represents interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average repurchase agreements.

(4)      Average interest rate spread is calculated by subtracting average cost of funds from average yield on MBS.

(5)      Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on MBS.

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. invests primarily in, but is not limited to investing in, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.  In addition, Bimini generates a significant portion of its revenue serving as the manager of the MBS portfolio of Orchid Island Capital, Inc.

Forward Looking Statements

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, August 13, 2021, at 10:00 AM ET. Participants can receive dial-in information via email by following the link:

https://www.incommglobalevents.com/registration/q4inc/8411/bimini-capital-second-quarter-earnings-conference-call/

A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at https://ir.biminicapital.com or at https://event.on24.com/wcc/r/3191208/01197DE346909C4034E615AE1CF04694, and an audio archive of the webcast will be available for approximately one year.

CONTACT:

Bimini Capital Management, Inc.

Robert E. Cauley, 772-231-1400

Chairman and Chief Executive Officer

https://ir.biminicapital.com